Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Rick Carlson, Chief Executive Officer

Dick Thon, Chief Financial Officer

(952) 476-9093

ProUroCare Medical Announces Signing of Licensing and Development
Agreements with Artann Laboratories Inc.

MINNEAPOLIS — JULY 30, 2008 — PROUROCARE MEDICAL INC. (OTCBB:PUMD), announced today that it has entered into two agreements with ARTANN Laboratories Inc. of Trenton, New Jersey (Artann) to complete development, conduct clinical trials and file for FDA regulatory clearance on the company’s ProUroScanTM prostate imaging system.  These agreements also grant to each party license rights and expand the working relationship of the two companies to include development and licensing of future generations of the ProUroScanTM system.

Under the Development and Commercialization Agreement, Artann will conduct and complete all remaining product development activities, clinical testing and evaluations, and submit an FDA regulatory submission for 510K approval.  Artann will also supply ProUroCare with systems for pre-commercial testing and validations, marketing and clinical studies while also facilitating transfer of the product to a third party manufacturing partner.  Under the Licensing Agreement, Artann granted to ProUroCare an exclusive license to patent applications and trade secrets to mechanical imaging technology used in the diagnosis or treatment of urologic disorders of the prostate, kidney or liver.  ProUroCare granted to Artann rights to its mechanical imaging patents for the breast field of use.

Of the two agreements, Richard Carlson, ProUroCare’s CEO, stated “these are pivotal agreements for ProUroCare Medical and Artann in being able to move this product from development and into commercial distribution.  We are very pleased to have Artann as our development, clinical and technical partner.  Artann has been instrumental in advancing the development of the ProUroScanTM system under grants from the National Institutes of Health, including a $3 million Small Business Innovation Research Phase II Continuation grant that was awarded in September 2006.  Prostate cancer is the second leading cause of cancer related death in American men and we believe that the ProUroScan system will be a basic mapping and data maintenance tool for prostate health.”

As part of the agreements, ProUroCare will provide to Artann consideration in the form of cash and ProUroCare common stock, along with royalty payments based on the ProUroScan’s worldwide net sales.

ProUroCare would also like to remind its shareholders that the Company’s annual shareholders’ meeting will be held at the Thrivent Financial Building, Dining Room 2, 625 Fourth Ave. S., Minneapolis, Minnesota 55415 at 3:30 p.m. local time on August 12, 2008.

About ProUroCare

ProUroCare Medical Inc., based in Minneapolis, is developing innovative mechanical imaging technology applications to improve detection and active surveillance of prostate disease.

Safe Harbor Statement

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of ProUroCare’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause ProUroCare’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of ProUroCare to find adequate financing to complete the development of its products, the high level of secured and unsecured debt incurred by ProUroCare; the dependence by ProUroCare on third parties for the development and manufacture of its products; and other risks and uncertainties detailed from time to time in ProUroCare’s filings with the Securities and Exchange Commission including its most recently filed Form 10-KSB and Form 10-Q. ProUroCare undertakes no duty to update any of these forward-looking statements.